Exhibit 99.1

Contact:	Lily Outerbridge
Investor Relations
(441) 298-0760
PLATINUM UNDERWRITERS HOLDINGS, LTD. REPORTS
FIRST QUARTER 2007 FINANCIAL RESULTS
HAMILTON, BERMUDA, April 24, 2007 — Platinum Underwriters Holdings, Ltd. (NYSE: PTP) today reported net income of $72.8 million, or $1.08 per diluted common share, for the quarter ended March 31, 2007. The results for the quarter include net premiums earned of $284.8 million, a decrease of 17.3% from the same quarter last year, net favorable development of $13.9 million, compared with net unfavorable development of $1.2 million from the same quarter last year, and net investment income of $51.7 million, an increase of 18.8% from the same quarter last year.
Michael D. Price, Chief Executive Officer, commented: “Our strong first quarter results reflect solid underwriting performance and continued growth in investment income. Our book value per share increased 4.4% to $29.58 as of March 31, 2007. Net premiums earned were down compared with the same quarter last year primarily due to a greater focus on excess-of-loss business and the mild softening of the casualty market over time.”
Mr. Price added: “We believe market conditions will remain good for the balance of the year and that we are well positioned with excellent ratings and incumbent status on a diverse and well priced portfolio of reinsurance business.”
Results for the quarter ended March 31, 2007 were summarized as follows:
•	Net income was $72.8 million or $1.08 per diluted common share.
•	Net premiums written were $298.9 million and net premiums earned were $284.8 million.
•	GAAP combined ratio was 87.0%.
•	Net investment income was $51.7 million.
Results for the quarter ended March 31, 2007 compared to the quarter ended March 31, 2006 were summarized as follows:
•	Net income decreased $4.2 million or 5.5%.
•	Net premiums written increased $5.6 million (or 1.9%) and net premiums earned decreased $59.5 million (or 17.3%).
•	GAAP combined ratio increased by 1.8 percentage points.
•	Net investment income increased $8.2 million (or 18.8%).

Net premiums written for Platinum’s Property and Marine, Casualty and Finite Risk segments for the quarter ended March 31, 2007 were $137.6 million, $152.2 million and $9.1 million, respectively, representing 46.1%, 50.9% and 3.0%, respectively, of the total net premiums written. Combined ratios for these segments were 74.0%, 98.2% and 72.7%, respectively, for the quarter. Compared to the quarter ended March 31, 2006, net premiums written decreased by $27.6 million (or 16.7%) for Platinum’s Property and Marine segment and $30.2 million (or 16.5%) for the Casualty segment. Compared to the quarter ended March 31, 2006, net premiums written for the Finite Risk segment increased by $63.4 million (or 116.7%) primarily due to the termination of two quota share contracts in the quarter ended March 31, 2006. As previously disclosed, one of these contracts was terminated on a cut-off basis which resulted in the return of approximately $56.6 million of previously written but unearned premium.
Total assets were $5.2 billion as of March 31, 2007, an increase of $108.4 million (or 2.1%) from $5.1 billion as of December 31, 2006. Cash, cash equivalents and fixed maturity investments were $4.4 billion as of March 31, 2007, an increase of $146.2 million (or 3.5%) from December 31, 2006.
Shareholders’ equity was $1.9 billion as of March 31, 2007, an increase of $79.2 million (or 4.3%) from December 31, 2006. Book value per common share was $29.58 as of March 31, 2007 based on 59.8 million common shares outstanding, an increase of $1.25 (or 4.4%) from $28.33 based on 59.7 million common shares outstanding as of December 31, 2006.
Financial Supplement
Platinum has posted a financial supplement on the Financial Reports page of the Investor Relations section of its website (Financial Supplement). The financial supplement provides additional detail regarding the financial performance of Platinum and its business segments.
Teleconference
The Company will host a teleconference to discuss the financial results on Wednesday, April 25, 2007 at 8:00 a.m. Eastern time. The call may be accessed by dialing 866-454-4208 (US callers) or 913-312-1238 (international callers), or in a listen-only mode via the Investor Relations section of Platinum’s website at www.platinumre.com. Those who intend to participate in the teleconference should register at least ten minutes in advance to ensure access to the call.
The teleconference will be recorded and a replay will be available from 11:00 a.m. Eastern time on Wednesday, April 25, 2007 until midnight Eastern time on Wednesday, May 2, 2007. To access the replay by telephone, dial 888-203-1112 (US callers) or 719-457-0820 (international callers) and specify passcode 3003974. The teleconference will also be archived on the Investor Relations section of Platinum’s website at www.platinumre.com for the same period of time.

Non-GAAP Financial Measures
In presenting the Company’s results, management has included and discussed certain schedules containing financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including segment underwriting income (or loss) and related underwriting ratios are referred to as non-GAAP. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures, which are used to monitor the results of operations, allow for a more complete understanding of the underlying business. These measures should not be viewed as a substitute for those determined in accordance with GAAP. A reconciliation of such measures to the most comparable GAAP figures such as income before income tax expense is presented in the attached financial information in accordance with Regulation G.
About Platinum
Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis. Platinum operates through its principal subsidiaries in Bermuda and the United States. The Company has a financial strength rating of A (Excellent) from A.M. Best Company, Inc. For further information, please visit Platinum’s website at www.platinumre.com.
Safe Harbor Statement Regarding Forwarding-Looking Statements
Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change. These uncertainties and risks include, but are not limited to, conducting operations in a competitive environment; our ability to maintain our A.M. Best Company, Inc. rating; significant weather-related or other natural or man-made disasters over which the Company has no control; the effectiveness of our loss limitation methods and pricing models; the adequacy of the Company’s liability for unpaid losses and loss adjustment expenses; the availability of retrocessional reinsurance on acceptable terms; our ability to maintain our business relationships with reinsurance brokers; general political and economic conditions, including the effects of civil unrest, acts of terrorism, war or a prolonged U.S. or global economic downturn or recession; the cyclicality of the property and casualty reinsurance business; market volatility and interest rate and currency exchange rate fluctuation; tax, regulatory or legal restrictions or limitations applicable to the Company or the property and casualty reinsurance business generally; and changes in the Company’s plans, strategies, objectives, expectations or intentions, which may happen at any time at the Company’s discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.
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Platinum Underwriters Holdings, Ltd.
Consolidated Statements of Operations and Comprehensive Income - (Unaudited)
For the Three Months Ended March 31, 2007 and 2006
($ in thousands, except per share amounts)

	Three Months Ended
	March 31, 2007	March 31, 2006
Revenue
Net premiums earned	$284,848	344,301
Net investment income	51,699	43,515
Net realized gains (losses) on investments	(18)	65
Other expense	(780)	(1,317)

Total revenue	335,749	386,564

Expenses
Net losses and LAE	181,913	206,774
Net acquisition expenses	48,120	69,239
Other underwriting expenses	17,779	17,288
Corporate expenses	5,427	5,700
Net foreign currency exchange gains	(42)	(275)
Interest expense	5,455	5,450

Total expenses	258,652	304,176

Income before income tax expense	77,097	82,388

Income tax expense	4,264	5,352

Net income	72,833	77,036

Preferred dividends	2,602	2,576

Net income attributable to common shareholders	$70,231	74,460

Basic
Weighted average common shares outstanding	59,718	59,097
Basic earnings per common share	$1.18	1.26

Diluted
Adjusted weighted average common shares outstanding	67,257	66,597
Diluted earnings per common share	$1.08	1.16

Comprehensive income
Net income	$72,833	77,036
Other comprehensive income (loss), net of deferred taxes	9,385	(35,311)

Comprehensive income	$82,218	41,725

Platinum Underwriters Holdings, Ltd.
Condensed Consolidated Balance Sheets
As of March 31, 2007 and December 31, 2006
($ in thousands, except per sharedata)

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Investments	$3,563,152	$3,350,162
Cash, cash equivalents and short-term investments	811,951	878,775
Reinsurance premiums receivable	364,173	377,183
Accrued investment income	32,597	32,682
Reinsurance balances (prepaid and recoverable)	57,069	67,636
Deferred acquisition costs	84,538	82,610
Funds held by ceding companies	235,319	238,499
Other assets	53,162	66,020

Total assets	$5,201,961	$5,093,567

Liabilities
Unpaid losses and loss adjustment expenses	$2,411,319	$2,368,482
Unearned premiums	361,147	349,792
Debt obligations	292,840	292,840
Commissions payable	134,749	140,835
Other liabilities	64,623	83,557

Total liabilities	3,264,678	3,235,506

Total shareholders’ equity	1,937,283	1,858,061

Total liabilities and shareholders’ equity	$5,201,961	$5,093,567

Book value per common share (a)	$29.58	$28.33

(a)	Book value per common share is based on shareholders’ equity excluding capital attributable to preferred shares and actual common shares outstanding including unvested restricted common shares.Unvested restricted common shares were as follows:
March, 31, 2007 — 81,759; December 31, 2006 — 86,937

Platinum Underwriters Holdings, Ltd.
Segment Reporting
For the Three Months Ended March 31, 2007 and 2006
($ in thousands)
Three Months Ended March 31, 2007 (Unaudited)

	Property and
	Marine	Casualty	Finite Risk	Total
Segment underwriting results
Net premiums written	$137,654	152,183	9,080	$298,917
Net premiums earned	119,710	154,019	11,119	284,848

Net losses and LAE	62,627	112,382	6,904	181,913
Net acquisition expenses	15,935	32,035	150	48,120
Other underwriting expenses	10,028	6,717	1,034	17,779

Total underwriting expenses	88,590	151,134	8,088	247,812

Segment underwriting income	$31,120	2,885	3,031	37,036

Net investment income				51,699
Net realized losses on investments				(18)
Net foreign currency exchange gains				42
Other expense				(780)
Corporate expenses not allocated to segments				(5,427)
Interest expense				(5,455)

Income before income tax expense				$77,097

GAAP underwriting ratios:
Loss and LAE	52.3%	73.0%	62.1%	63.9%
Acquisition expense	13.3%	20.8%	1.3%	16.9%
Other underwriting expense	8.4%	4.4%	9.3%	6.2%

Combined	74.0%	98.2%	72.7%	87.0%

Three Months Ended March 31, 2006 (Unaudited)

Segment underwriting results
Net premiums written	$165,264	182,350	(54,336)	$293,278
Net premiums earned	131,544	173,668	39,089	344,301

Net losses and LAE	59,828	116,565	30,381	206,774
Net acquisition expenses	19,649	41,354	8,236	69,239
Other underwriting expenses	10,028	6,335	925	17,288

Total underwriting expenses	89,505	164,254	39,542	293,301

Segment underwriting income (loss)	$42,039	9,414	(453)	51,000

Net investment income				43,515
Net realized gains on investments				65
Net foreign currency exchange gains				275
Other expense				(1,317)
Corporate expenses not allocated to segments				(5,700)
Interest expense				(5,450)

Income before income tax expense				$82,388

GAAP underwriting ratios:
Loss and LAE	45.5%	67.1%	77.7%	60.1%
Acquisition expense	14.9%	23.8%	21.1%	20.1%
Other underwriting expense	7.6%	3.6%	2.4%	5.0%

Combined	68.0%	94.5%	101.2%	85.2%

The GAAP underwriting ratios are calculated by dividing each item above by net premiums earned.